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                                 [LETTERHEAD]

                                          April 16, 1998

Board of Directors
First BanCorp
1519 Ponce de Leon Avenue
San Juan, Puerto Rico  00908-0146

                                     Re:  Registration Statement on Form S-4,
                                          14,800,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as special counsel of First BanCorp (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 14,800,000 shares of the Company's common stock, $1.00 par value per share (the "Shares"), in connection with the proposed merger of First Interim Bank, a wholly-owned subsidiary of the Company with and into FirstBank Puerto Rico all as described in the Registration Statement.

     As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and exchanged in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and we consent to the use of our name and under the heading "Legal Opinion" in the Proxy/Prospectus Statement constituting a part thereof.

                                                  Cordially,

                                       FIDDLER GONZALEZ & RODRIGUEZ, LLP


                                             /s/ Antonio Sifre
                                             By: Antonio Sifre
                                                 Partner